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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires:  December 31, 2001
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response ... 0.05
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                    quiring Statement
Insight Capital Partners II, L.P.                   (Month/Day/Year)    I-many, Inc. ("IMNY")
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)         July 2000         5. Relationship of Reporting Person(s) 6. If Amendment Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. I.R.S. Identification
527 Madison Avenue, 10th Floor                      Number of                Director           10% Owner         (Month/Day/Year)
                                                    Reporting Person, if ---                ---
-------------------------------------------------   an entity (Voluntary)    Officer (give      Other (specify  --------------------
                    (Street)                                                  title below)       below)         7. Individual or
                                                                         ---                ---                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------            Form filed by One
  New York            NY              10022                                                                       Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                x Reporting Person
                                                                                                               ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock                                      2,726,493 (1)                          D
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Common Stock                                      302,945 (2)                            D
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Common Stock                                      526,055 (3)                            D
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Common Stock                                      92,213 (4)                             D
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Common Stock                                      130,313 (5)                            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (3-99)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Explanation of Responses:
(1)   These securities are owned solely by Insight Capital Partners, II, L.P., which is a member of a "group" with the joint reporting persons for purposes of Section 13(d) of the Exchange Act.
(2)   These securities are owned solely by Insight Capital Partners (Cayman) II, L.P., a joint reporting person.
(3)   These securities are owned solely by Insight Capital Partners III, L.P., a joint reporting person.
(4)   These securities are owned solely by Insight Capital Partners III-- Coinvestors, L.P., a joint reporting person.
(5)   These securities are owned solely by Insight Capital Partners (Cayman) III, L.P., a joint reporting person.

                                                                        /s/ Peter Sobiloff                           7/10/00
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                  Page 2
                                                                                                                   SEC 1473 (3-99)
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Joint Filer Information

Name:     Insight Capital Partners (Cayman) II, L.P.
          Insight Capital Partners III, L.P.
          Insight Capital Partners (Cayman) III, L.P.
          Insight Capital Partners III--Coinvestors, L.P.

Address:  527 Madison Avenue
          10th Floor
          New York, New York, 10022

Designated Filer:  Insight Capital Partners II, L.P.

Issuer and Ticker Symbol:  I-many, Inc. (IMNY)

Date of Event Requiring Statement:  July 12, 2000

Signatures


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Insight Capital Partners (Cayman) II, L.P.
                                                                                        By: /s/ Peter Sobiloff
                                                                                            --------------------------------
                                                                                            Name: Peter Sobiloff
                                                                                            Title: Managing Member
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Insight Capital Partners III, L.P.
                                                                                        By: /s/ Peter Sobiloff
                                                                                            --------------------------------
                                                                                            Name: Peter Sobiloff
                                                                                            Title: Managing Member

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Insight Capital Partners (Cayman) III, L.P.
                                                                                        By: /s/ Peter Sobiloff
                                                                                            --------------------------------
                                                                                            Name: Peter Sobiloff
                                                                                            Title: Managing Member
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Insight Capital Partners III--Coinvestors, L.P.
                                                                                        By: /s/ Peter Sobiloff
                                                                                            --------------------------------
                                                                                            Name: Peter Sobiloff
                                                                                            Title: Managing Member
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Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.